UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

SEANIEMAC INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Nevada	000-54286	20-4292198
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

780 New York Avenue, Suite A, Huntington, New York	11743
(Address of principal executive offices)	(Zip Code)

(386) 409-0200

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 25, 2016, SeanieMac International, Ltd. (the “Company”) issued to Apollo Capital Group, LLC (“Apollo Capital”) a Convertible Promissory Note (the “Note”) in the original principal amount of $35,500 (the “Purchase Price”) which Note bears interest at 12% per annum and is compounded daily. The Company sold the Note to Apollo Capital for $30,000 with $5,500 retained by Apollo Capital as an original issuance discount for due diligence and legal expenses related to the transaction. The principal amount and accrued interest under the Note is convertible into the Company’s common stock, $0.001 par value (the “Common Stock”), at Apollo Capital’s option, at any time beginning 180 days after the date of issuance at a 60% discount of by the lowest trading price for the Company’s common stock during the 30 trading day period prior to conversion (the “Conversion Price”). All outstanding principal and accrued interest on the Note is due and payable on the maturity date, which date is August 25, 2016 (the “Maturity Date”). The conversion price is subject to adjustment in the event the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any common stock or common stock equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the conversion price in effect on the date of such issuance. In addition, the Conversion Price is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events.

The principal balance of the Note may be prepaid at any time after 10 days prior written notice by the Company to Apollo Capital by paying Apollo Capital an amount equal to the Prepayment Percentage (as hereinafter defined) multiplied by the sum of the principal amount due, accrued interest and any other amounts due under the Note. The Prepayment Percentage is (i) 150% during the period beginning on the date the Note is issued and ending 90 days thereafter or (ii) 200% during the period beginning 91 days after the Note is issued and ending 180 days thereafter. After the expiration of the 180 days after the date the Note issued, the Company has no right of prepayment.

So long as the Company has any obligation outstanding under the Note, the Company may not make distributions on its capital stock, repurchase shares of its common stock, borrow funds except debts existing as of the date of the Note, indebtedness to trade creditors or financial institutions incurred in the ordinary course of business or sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of its business.

So long as the Company shall have any obligation under the Note, the Company shall not, without Apollo Capital’s written consent, lend money, give credit or make advances to any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries, and affiliates of the Company, except loans, credits or advances (a) in existence or committed on the date hereof and which the Company has informed Apollo Capital in writing prior to the date hereof, (b) made in the ordinary course of business, or (c) not in excess of $100,000.00.

The Company granted Apollo Capital a five (5) business day right of first refusal to provide the Company with any and all of the Company’s future capital needs until Apollo Capital has converted this Note in full or until the Company’s obligations to Apollo hereunder are otherwise satisfied in full. The Company will give Apollo Capital ten (10) business days’ prior written notice by email, receipt requested, of all capital needs during the period of such right of first refusal.

The foregoing description of the Note is a summary only and is qualified in its entirety by reference to the full text of the Agreement, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item. We claim an exemption from the registration requirements of the Securities Act, for the private placement of the Note, pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transactions did not involve a public offering, Apollo is an accredited investor, Apollo acquired the Note for investment and not resale, and we will take appropriate measures to restrict the transfer of the Note and the shares of common stock issued upon conversion of the Note.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Convertible Promissory Note issued by Seaniemac, Ltd. to Apollo Capital Corp. dated February 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEANIEMAC INTERNATIONAL, LTD.

Date: February 29, 2016	By:	/s/ Barry M. Brookstein
Barry M. Brookstein,
Chief Executive Officer